SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of October 28, 2014, to the Distribution Agreement, dated as of July 21, 2008, as amended April 28, 2011 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of its series, the Schooner Funds (the “Funds”) and QUASAR DISTRIBUTORS, LLC, (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Schooner Hedged Alternative Income Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	QUASAR DISTRIBUTORS, LLC

By: /s/ John P. Buckel	By: /s/ James R. Schoenike

Name: John P. Buckel	Name: James R. Schoenike

Title: President	Title: President

Amended Exhibit A to the Distribution Agreement

Separate Series of Trust for Professional Managers

Name of Series
Schooner Fund
Schooner Hedged Alternative Income Fund